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                                                                  EXHIBIT 8(c)

                                AMENDMENT NO. 2
                                       TO
                               CUSTODIAN CONTRACT

         AMENDMENT No. 2 made as of this 19th day of September, 1995 to that certain Custodian Contract dated as of November 8, 1991, as amended (the "Custody Agreement") between State Street Bank and Trust Company, a Massachusetts trust company (the "Custodian") and AIM International Funds, Inc., a Maryland corporation (the "Fund").

         WHEREAS, the Custodian and Fund have previously entered into a Custody Agreement;

         WHEREAS, the Fund and the Custodian desire to amend the Custody Agreement to provide for the implementation of Electronic Trade Delivery ("ETD"), the automated process of notifying the Custodian of trades for settlement processing; and

         WHEREAS, the Board of Directors of the Fund has approved the amendment of the Custody Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises set forth, the Fund and the Custodian agree to amend the Custody Agreement by replacing "Section 5. - Proper Instructions" in its entirety with the following:

         5.      Proper Instructions
                 -------------------

                 Proper Instructions as used throughout this Contract includes the following:

                 (a) a writing signed or initialled by one or more person or persons as the Board of Directors shall have from time to time authorized. Each such writing shall set forth the specific transaction or type or transaction involved, including a specific statement of the purpose for which such action is requested;

                 (b) communications effected directly between electro-mechanical or electronic devices provided that the Board of Directors and the Custodian are satisfied that procedures relating to the use of such electro-mechanical and electronic devices afford adequate safeguards for the Portfolios' assets and have been followed. The Fund shall provide a Certificate of the Secretary or the Assistant Secretary as to the authorization for use of electro-mechanical or electronic devices by the Board of Directors of the Fund accompanied by a detailed description of procedures approved by the Fund's Board of Directors;

                 (c) oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing or through electro-mechanical or electronic devices; or

                 (d) Proper Instructions in connection with a segregated asset account which has been established pursuant to Section 2.11, hereof, shall include instructions received by the Custodian in accordance with the provisions of any three-party agreement, to which the Fund and the Custodian are each a party, governing such account or accounts.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the day and year first above writen.
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ATTEST                                       STATE STREET BANK AND TRUST COMPANY


/s/ J. CHAINY                            By /s/ N. GRADY
--------------------------                  --------------------------------
      Assistant Secretary


ATTEST                                       AIM INTERNATIONAL FUNDS, INC.


/s/ NANCY L. MARTIN                      By /s/ ROBERT H. GRAHAM
--------------------------                  ---------------------------------
      Assistant Secretary


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